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                                                                       EXHIBIT B

                         COMMON STOCK PURCHASE AGREEMENT

      This Common Stock Purchase Agreement (this "Agreement") is made this 6th day of June 1999 (the "Effective Date"), by and between Diametrics Medical, Inc., a Minnesota corporation, with its principal place of business at 2658 Patton Road, Roseville, Minnesota 55113 (the "Company"), and Hewlett-Packard Company (the "Purchaser").

                                   BACKGROUND

      A. The Company desires to sell 1,357,143 shares of its common stock ("Common Stock") and a warrant (in substantially the form of EXHIBIT A hereto) to purchase 452,381 shares of its Common Stock and the Purchaser desires to purchase the same, each on the terms and subject to the conditions set forth herein.

      B. The Company and the Purchaser are concurrently executing a Distribution Agreement (the "Distribution Agreement").

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

      Section 1. Authorization and Issuance of the Securities. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and delivery to the Purchaser of 1,357,143 shares of its Common Stock (the "Shares") and a warrant to purchase in the aggregate an additional 452,381 shares of its Common Stock (the "Warrants) in substantially the form of EXHIBIT A hereto.

      Section 2. Agreement to Sell and Purchase the Securities. At the Closing, the Company will sell to the Purchaser, and the Purchaser will acquire from the Company, for a purchase price of $9,500,000 (the "Price"), the Shares and the Warrants.

      Section 3. Closing and Delivery.

            3.1 Closing. The closing of the purchase and sale of the Shares and the Warrants pursuant to this Agreement (the "Closing") shall be held as soon as practicable after the satisfaction or waiver of all other conditions to Closing set forth in Sections 8 and 9 hereof, at the offices of Dorsey & Whitney LLP, 200 South Sixth Street, Minneapolis, Minnesota 55402, or on such other date and place as may be agreed to by the Company and the Purchaser. The date upon which the Closing occurs is herein referred to as the "Closing Date".

            3.2 Delivery of the Shares and the Warrants. At the Closing, the Company shall deliver to the Purchaser an executed stock certificate registered in the name of the Purchaser, or in such nominee name as designated by the Purchaser, representing the Shares purchased by the
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Purchaser, together with an executed Warrant registered in the name of the
Purchaser, representing the number of shares of Common Stock issuable upon the exercise of the Warrant. Also at the Closing, the Purchaser shall pay to the Company the Price.

      Section 4. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached hereto as EXHIBIT B, the Company hereby represents and warrants as of the date hereof to the Purchaser as follows:

            4.1 Organization and Standing. Each of the Company and its Subsidiary (as hereinafter defined in this Section 4.1) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company or its Subsidiary). Other than Diametrics Medical, Ltd., formerly known as Biomedical Sensors, Ltd., (the "Subsidiary"), the Company has no subsidiaries or equity interest in any other entity.

            4.2 Corporate Power; Authorization. The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement and the Warrants, to sell and issue the Shares and the Warrants, to issue the shares issuable upon exercise of the Warrants (the "Warrant Shares") and to carry out and perform all of its obligations hereunder and thereunder. Each of this Agreement and the Warrants constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, and (iii) as rights to indemnity or contributions hereunder may be limited by federal or state securities laws or principles of public policy. The execution and delivery of this Agreement and the Warrants do not, and the performance of this Agreement and the Warrants and the compliance with the provisions hereof and thereof and the issuance, sale and delivery of the Shares, the Warrants and the Warrant Shares by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or Bylaws of the Company or any statute, law, rule or regulation applicable to the Company or its Subsidiary, or any state or federal order, judgment or decree applicable to the Company or its Subsidiary, or any indenture, mortgage, lease or other agreement or instrument to which the Company or its Subsidiary or any of the properties of such person is subject, except such as would not have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

            4.3 Issuance and Delivery of the Shares and Warrant Shares; Grant of the Warrants. The Shares, when issued and paid for in compliance with the provisions of this


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Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Further, the Shares, when issued and paid for in compliance with the provisions of this Agreement, will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. In addition, the Warrant Shares when issued and paid for in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable, and will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances, other than those created by the Purchaser or arising under federal or state securities laws. The Company has not granted any registration rights which are still in effect with respect to its securities other than the registration rights set forth herein. Issuance of the Shares, the Warrants and the Warrant Shares or any of them does not and will not constitute a default under or give rise to a right of termination, cancellation, restriction or acceleration of any right or obligation of the Company or its Subsidiary or a loss of any benefit to which the Company or its Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon or applicable to the Company or its Subsidiary or any of the properties, assets, licenses, franchises, permits or other similar authorizations of either of them.

            4.4 SEC Documents; Financial Statements. The Company has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the 36 months preceding the date of this Agreement. As of their respective filing dates (or, if amended, when amended), all documents filed by the Company with the SEC, whether under the Exchange Act or under the Securities Act of 1933, as amended (the "Securities Act"), during such 36-month period (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiary included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its Subsidiary at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and the absence of footnotes). There is no material liability or commitment of the Company or its Subsidiary that is required to be reflected in the Financial Statements which is not reflected in the most recent Financial Statements except commitments made since the date of such Financial Statements in the ordinary course of business. There have not been any changes in the assets, liabilities, financial condition or operations of the Company or its Subsidiary from those reflected in the most recent Financial Statements, except changes in the ordinary course of business that have not had and are not reasonably expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.


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            4.5 Intellectual Property. (a) Each of the Company and its
Subsidiary has sufficient title and ownership of all material patents, patent rights, inventions, trademarks, service marks, copyrights, trade secrets, proprietary rights, processes and know-how (collectively, "Intellectual Property") owned or used by it or that are necessary for the conduct of its business as presently conducted and believes it can obtain, on commercially reasonable terms, any additional rights necessary for its business as proposed to be conducted, and the Intellectual Property does not, and will not, conflict with or constitute an infringement of the rights of others;

                  (b) There are no outstanding options, licenses (whether to or from the Company) or agreements of any kind relating to the Intellectual Property described in paragraph (a) of this Section 4.5 or granting rights to any other person to manufacture, license, produce, assemble, market or sell products or services derived or derivable from the Intellectual Property of the Company or its Subsidiary, nor is the Company or its Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity;

                  (c) Neither the Company nor its Subsidiary has received any communications alleging that such person or any of its employees has violated or infringed or, by conducting its business as proposed, would violate or infringe, any of the Intellectual Property of any other person or entity;

                  (d) Neither the Company nor its Subsidiary is aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or its Subsidiary with respect to the Intellectual Property of the Company or its Subsidiary or otherwise or that would conflict with the business of the Company or its Subsidiary as proposed to be conducted; and

                  (e) Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or its Subsidiary by the employees of such person, nor the conduct of the business of the Company or its Subsidiary as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the employees of the Company or its Subsidiary (or people such person currently intends to hire) made prior to their employment by such person.

            4.6 Properties. The Company and its Subsidiary have good and valid title to all of the properties and assets reflected as owned by the Company or its Subsidiary in the Financial Statements, free and clear of all material liens, mortgages (statutory or otherwise), security interests, pledges, claims or encumbrances except those, if any, disclosed in the Financial Statements. The Company and its Subsidiary hold their leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company or its


                                      -4-
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Subsidiary. The Company and its Subsidiary own or lease all of such properties as are necessary to its operations as now conducted.

            4.7 Capitalization. The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. There are 24,176,205 shares of Common Stock and no shares of Preferred Stock outstanding as of the Effective Date, and, excluding the exercise of vested options and warrants outstanding at the discretion of the holder thereof and shares purchased through the Company's existing employee stock purchase plan, immediately prior to the Closing, 24,176,205 shares of Common Stock and no shares of Preferred Stock will be outstanding. The certificates evidencing the Shares and the Warrant Shares will be in due and proper legal form and will be duly authorized for issuance by the Company. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with federal, state and other applicable laws and were issued without violation of any preemptive, co-sale or other right. Except as otherwise disclosed in the SEC Documents and in the Financial Statements, there is no outstanding option, warrant, agreement or other right calling for the issuance or redemption of, and there is no commitment, plan or arrangement to issue or redeem, any securities of the Company. The Company does not have any binding agreement with respect to the acquisition or purchase of the securities of or owned by any person or entity or the acquisition of the business, assets or liabilities of any person or entity, and the Company does not have any agreement or understanding with respect to the disposition or sale of its business, or any of its material assets or property.

            4.8 Litigation. There is no pending or, to the Company's knowledge, threatened, action, suit or other proceeding to which the Company or its Subsidiary is a party or to which the property or assets of the Company or its Subsidiary is subject which might result in a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

            4.9 No Defaults. Neither the Company nor its Subsidiary is in violation or default of any provisions of its Articles of Incorporation or Bylaws, or any organizational documents, or in breach with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound which violation, default or breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary, and there does not exist any state of facts which constitutes an event of default on the part of the Company or its Subsidiary as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default.

            4.10 Material Agreements. Each of the Company and its Subsidiary is a party to all agreements that are necessary for the conduct of the business of such person as presently conducted and all such agreements are currently in effect. Neither the Company nor its Subsidiary is in breach of any provision of any such agreement where such breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.


                                      -5-
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            4.11 Governmental Consents; Compliance With Law. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for
(i) any filings required by state securities laws and (ii), if required, the filing of a notification and report form under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each of the Company and its Subsidiary is conducting business in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including but not limited to, all applicable local, state and federal environmental laws and regulations.

            4.12 Insurance. Each of the Company and its Subsidiary maintains insurance of the types and in the amounts generally deemed adequate for its business covering all risks customarily insured against, all of which insurance is in full force and effect.

            4.13 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            4.14 Taxes. Each of the Company and its Subsidiary has filed all necessary federal, state, local, and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except for such taxes as are being contested in good faith, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or its Subsidiary which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

            4.15 Listing. The Company's Common Stock is traded on The Nasdaq National Market.

            4.16 Broker's Fee. The Company represents that there are no brokers or finders entitled to compensation by the Company or its Subsidiary in connection with any of the transactions referred to or contemplated hereby, and shall indemnify the Purchaser for any such fees for which the Company or its Subsidiary is responsible.

            4.17 Business Combination Act. As contemplated by Minnesota Statutes, Section 302A.673, the Company has formed a committee composed of all of the Board's disinterested directors, which Committee has approved the acquisition of Common Stock to be made pursuant to this Agreement on the Closing Date and thereafter in the open market, in private purchases or otherwise, and, accordingly, Section 302A.673 does not impose any limitation of a "business combination" between the Company and the Purchaser.

            4.18 Disclosure. No representation or warranty of the Company contained in this Agreement or in the schedule of exceptions or in any bring-down certificate requested to be delivered to the purchaser at closing contains or will contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.


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      Section 5. Representations and Warranties of the Purchaser. The Purchaser
hereby represents and warrants as of the date hereof to the Company as follows:

            5.1 Investment Purposes.

                  (a) The Purchaser acknowledges that the Shares and the Warrants are being issued in reliance upon the exception from the registration requirements of the Securities Act provided by Section 4(2) thereof and as such the Shares and the Warrants will be "restricted securities" within the meaning of Rule 144.

                  (b) The Purchaser is acquiring the Shares and the Warrants pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Shares or Warrants except in each case as conforms with all applicable requirements of the Securities Act, applicable blue sky laws and all rules and regulations promulgated thereunder.

                  (c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

                  (d) The Purchaser has, in connection with its decision to acquire the Shares and the Warrants, relied with respect to the Company and its affairs solely upon the SEC Documents and the other information delivered to the Purchaser by the Company as described in Section 4.4 above and the representations and warranties of the Company contained herein.

                  (e) The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

                  (f) The Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by the Purchaser, this Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 10 relating to indemnity or contribution.

            5.2 No Advice. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the acquisition of the Shares and the Warrants constitutes legal, tax or investment advice to the Purchaser. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and the Warrants.


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            5.3 Restriction on Transfer. The Purchaser understands that: (a)
other than to a person directly or indirectly controlling, controlled by, or in common control with, the Purchaser (any such person, an "Affiliate"), neither the Shares nor the Warrants will be transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement; (b) the Company may provide stop transfer instructions to its transfer agent with respect to the Shares and the Warrants in order to enforce the restrictions contained in this
Section 5.3 and (c) each certificate representing Shares shall be in the name of the Purchaser and shall bear substantially the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY ONLY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF BY PURCHASER IF SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, UNLESS THE COMPANY DETERMINES THAT EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE."

            5.4 Broker's Fee. The Purchaser represents that there are no brokers or finders entitled to compensation by the Purchaser in connection with any of the transactions referred to herein or contemplated hereby, and shall indemnify the Company for any such fees for which the Purchaser is responsible.

      Section 6. Covenants of the Parties.

            6.1 Access to Information. For a period beginning on the Effective Date and continuing until the Closing, the Company shall afford to the Purchaser and its agents and representatives full access, at reasonable times and in a reasonable manner, to all of its premises, facilities, properties, books and records and shall make its directors, officers, agents reasonably available to confer with the Purchaser and its agents and representatives. The Purchaser shall have the right to make copies, extracts and summaries of all such reports, books, records and information, subject, however, to any obligations of the Company to any other persons. The Company shall notify the Purchaser of any material change in the business of the Company or in its operations or properties, or of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated) or of the institution, continuation or threat of any litigation involving the Company or any affiliate of the Company or any of its assets, and will keep the Purchaser informed of such events.

            6.2 Maintenance of Listing. For so long as the Company is obligated to register Registrable Securities as provided in Section 10, the Company will use its reasonable best efforts to maintain its listing on The Nasdaq National Market or a national securities exchange, as defined in the Exchange Act.


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            6.3 Filings. The parties shall consult and fully cooperate with and provide assistance to each other in preparing and filing as soon as practicable all consents, approvals and authorizations necessary or advisable to be made or obtained from any third party or governmental agency in order to consummate the transactions contemplated hereby.

            6.4 Purchase Right. During the period ending on the date two years after the Closing Date (the "Two-Year Period"), the Company shall not issue any additional shares of Common Stock or preferred stock (other than pursuant to (1) employee/director compensation plan(s), including options, approved by a majority of the independent directors of the Company, (2) options, warrants and convertible debt outstanding on the Effective Date, (3) warrants granted in connection with commercially standard credit/financing arrangements approved by a majority of the board of directors and exercisable, in aggregate, into no more than the number of shares representing 5% of the outstanding Common Stock on the Effective Date and (4) after complying with the provisions of Sections 6.7 and 6.8, lock-up or option agreements in connection with a definitive acquisition agreement referred to in Section 6.7 and 6.8) unless (A) the Purchaser has first been offered (subject to the preemptive rights of the "Purchasers" under the Preferred Stock Purchase Agreement referred to in Section 9.6 to maintain their pro rata ownership in the Company) the right to purchase such shares (i) under terms and conditions at least as favorable to the Purchaser as those proposed to be offered to any third party or (ii) if such shares are proposed to be sold in an underwritten public offering, under terms and conditions at least as favorable to the Purchaser as those proposed to be offered in the public offering and (B) the Purchaser does not accept such offer within ten-business days after the date of such offer. In addition, during the Two-Year Period the Company shall not without the Purchaser's consent issue additional shares of Common Stock or preferred stock to any person (other than the Purchaser) in an amount which would, when aggregated with the Common Stock or preferred stock owned by such person, provide such person with more than 20% of the fully diluted voting power of the Company. For the purposes of this Agreement, (i) "voting power" means the ownership of shares of capital stock of the Company entitling the holder to vote for the election of directors generally, (ii) any calculation of the percentage of "voting power" shall be based (both in the numerator and denominator) on the number of shares possessing such voting power actually outstanding without regard to warrants, options or convertible securities and (iii) any calculation of the percentage of "fully diluted voting power" shall be based (both in the numerator and denominator) on the number of shares possessing such voting power that would be outstanding giving effect to the exercise or conversion of warrants, options and convertible securities.

            6.5 Open Market Purchases. The Purchaser shall have the right to increase its ownership in the Company through open market transactions or in block transactions from existing shareholders, subject to applicable provisions of the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A. To the extent the Company opts out of the provisions of Minnesota Statutes, Section 302A.671 ("Control Share Acquisition Act") with respect to any shareholder or potential shareholder of the Company, the Company shall similarly and at the same time opt out with respect to the Purchaser.


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            6.6 Change of Control. During the period ending three years after the Closing Date, and so long as the Purchaser owns at least three percent of the voting power of the Company, the Company shall not implement any shareholder rights plan or poison pill.

            6.7 Non-Solicitation. During the Two-Year Period, the Company shall not seek or encourage any Takeover Proposal from any person other than the Purchaser unless the Company's board of directors in good faith has determined, after receiving the advice of a nationally recognized investment bank and the Company's outside legal counsel, that there has been a sustained and substantial deterioration in the Company's business that requires the Company's board of directors to seek a sale of the business because the Company lacks any other practical alternative (a "Required Sale Situation"). For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger (other than a reincorporation or reorganization which does not change the outstanding ownership of the Company) or business combination of the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a 33% or greater equity interest in, a 33% or greater portion of the voting securities of, or a 33% or greater portion of the assets of the Company and its Subsidiaries taken as a whole. If a Takeover Proposal (the "First Proposal") is presented during a Required Sale Situation, the Company shall provide the Purchaser with the details of the First Proposal (including price, terms and the identity of the offeror) and ten-business days to respond with a counter proposal before the Company may accept the First Proposal or enter into any lock-up/break-up agreement with respect thereto. If the Purchaser agrees to meet the First Proposal (as to price and terms) within such initial ten-business day period, then the Company may, for an additional ten-business day period thereafter, solicit a superior proposal (based on price and terms) (the "Second Proposal") to the First Proposal. In the event that a Second Proposal is presented within such second ten-business day period, the Company shall provide the Purchaser with the details of the Second Proposal (including price, terms and the identity of the offeror). The Company may not accept such Second Proposal (or enter into any lock-up/break-up agreement with respect thereto) during an additional ten-business day period. If the Purchaser offers a superior proposal (based on price and terms) to the Second Proposal (the "Topping Bid") within such third ten-business day period, the Company shall enter into a definitive acquisition agreement with the Purchaser on the basis of such Topping Bid, which definitive agreement shall not provide for a "superior offer/fiduciary out" and shall require, at the Purchaser's election, a shareholder vote even in the face of a subsequent competing offer, unless otherwise prohibited by law. If the Purchaser fails to offer a Topping Bid within such third ten-business day period, the Company may accept the Second Proposal. If the Company is permitted to accept a First Proposal or a Second Proposal but fails to consummate the transaction contemplated thereby within 180 days after it is permitted to accept such Proposal, the provisions of this
Section 6.7 shall be once again complied with AB INITIO. Any definite acquisition agreement entered into pursuant to the First Proposal or the Second Proposal need not provide for a "superior offer/fiduciary out" and may require a shareholder vote even in the face of a subsequent competing offer, unless otherwise prohibited by law.

            6.8 Third-Party Unsolicited Offer. If during the Two-Year Period a person other than the Purchaser presents the Company with any unsolicited Takeover Proposal (the "First Proposal"), the Company shall provide the Purchaser with the details of the First Proposal (including price, terms and the identity of the offeror) and ten-business days to respond with a counter proposal before the Company may accept the First Proposal or enter into any lock-up/break-up agreement with respect thereto. If the Purchaser agrees to meet the First Proposal (as to price and terms) within such initial ten-business day period, then the Company may, for an additional ten-business day period thereafter, solicit a superior proposal (based on price and terms) (the "Second Proposal") to the First Proposal. In the event that a Second Proposal is presented within such second ten-business day period, the Company shall provide the Purchaser with the details of the Second Proposal (including price, terms and the identity of the offeror). The Company may not accept such Second Proposal (or enter into any lock-up/break-up agreement) during an additional ten-business day period. If the Purchaser offers a superior offer (based on price and terms) to the Second Proposal (the "Topping Bid") within such third ten-business day period, the Company shall enter into a definitive acquisition agreement (including appropriate lock-up/break-up agreement) with the Purchaser on the basis of such Topping Bid and such agreement shall not provide for a "superior offer/fiduciary out" and shall require, at the Purchaser's election, a shareholder vote even in the face of a subsequent competing offer, unless otherwise prohibited by law. If the Purchaser fails to offer a Topping Bid within such third ten-business day period, the Company may accept the Second Proposal. If the Company is permitted to accept a First Proposal or a Second Proposal but fails to consummate the transaction contemplated thereby within 180 days after it is permitted to accept such Proposal, the provisions of this
Section 6.8 shall be once again complied with AB INITIO. Any definite acquisition agreement entered into pursuant to the First Proposal or the Second Proposal need not provide for a "superior offer/fiduciary out" and may require a shareholder vote even in the face of a subsequent competing offer, unless otherwise prohibited by law.

            6.9 Break-Up Fee/Termination. If the Purchaser agrees to meet a First Proposal under Section 6.7 or 6.8 above (but does not provide a Topping
Bid) and the Company enters into a definitive acquisition agreement with a third party within 180 days of the expiration of the Two-Year Period, the Company shall pay the Purchaser 3% of the value of the transaction. The provisions of
Section 6.7 and 6.8 shall terminate and be of no further force unless the Purchaser owns 14% of the voting power of the Company by the close of business on November 30, 2000.

            6.10 Governance. The number of directors comprising the Company Board of Directors shall be not less than seven and not more than nine. The Purchaser shall be entitled to nominate one director to the Company's Board of Directors, except that such right shall be suspended to the extent the Purchaser's ownership falls below 3% of the voting power of the Company and in that event the Purchaser shall cause any director so nominated and elected to resign. At any time the Purchaser obtains 18% of the voting power of the Company, the Purchaser shall be entitled to nominate one additional director to the Company's Board of Directors, except such right shall be suspended to the extent the Purchaser's ownership falls below 18% of the voting power of the Company because of the sale of Common Stock owned by it or is otherwise falls below 15% of the voting power of the Company and in that event the Purchaser shall cause one of its two directors so nominated and elected to resign. As long as the Purchaser holds Common Stock having at least 18% of the voting power of the Company, the Purchaser shall be entitled to nominate that number of directors (rounded to the nearest whole) proportionate to its voting power in the Company. So long as 20% or more of the Company's voting power is owned by persons who are not affiliates of the Company or the Purchaser, the Company shall have at least three independent directors. If the

Purchaser is entitled to nominate one or more directors, the board of directors of the Company shall use its reasonable best efforts to cause such nominee(s) to be elected to the board of directors.

            Section 7. Survival of Representations, Warranties and Agreements; Indemnification.

            7.1 Survival. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the certificates representing the Shares and the Warrants, and the payment thereof, until the fifth anniversary of the Closing Date, except for the representations set forth in Section 4.2, 4.7 and 4.16 and the representations set forth in the first three sentences of
Section 4.3, which shall survive indefinitely, and the representations as to taxes set forth in Section 4.14, which shall survive for the longer of (i) the fifth anniversary of the Closing Date and (ii) the period expiring 90 days after the expiration of the period during which a claim by the applicable taxing authority for a deficiency or other tax adjustment would not be barred by the statute of limitations applicable to such taxes (any such period an "Indemnity Period").

            7.2 Purchaser's Right to Indemnification. Subject to the provisions of this Section 7, the Company hereby agrees to indemnify and hold harmless the Purchaser and the employees, agents, directors, officers, equity holders, successors, predecessors, assigns and affiliates of any of them (collectively, the "Purchaser Indemnified Parties") from and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter but excluding consequential damages) (collectively, "Claims"), which may be asserted against or sustained or incurred by the Purchaser Indemnified Parties in connection with, arising out of, or relating to (A) any breach or alleged breach of any of the representations, warranties, agreements and covenants made by the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; or (B) any false, incorrect or misleading representation or warranty made by or on behalf of the Company herein or in any certificate or other document delivered to any Purchaser Indemnified Party by or on behalf of the Company in connection with this Agreement; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by any Purchaser Indemnified Party in connection with the enforcement of its rights under this Agreement. No claim for indemnification pursuant to this Section 7 may be commenced after the relevant Indemnity Period; provided, however, that claims made within such Indemnity Period shall survive to the extent of the Claim covered thereby until such Claim is finally determined and, if applicable, paid. The parties to this Agreement acknowledge that such indemnification provisions apply only with respect to the Shares, the Warrants, the Warrant Shares and the shares of Common Stock issued or issuable as dividends on, or other distributions with respect to the Shares, the Warrants and the Warrant Shares; and any other security issued or issuable in exchange for, or in replacement of, the Shares, the Warrants and the Warrant Shares.

            7.3 Procedure For Claims.

                  (a) Promptly, but in any event within 10 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (an "Indemnification Claim"), the Purchaser, to the extent it desires to be indemnified for any claims for any such claim or demand, shall give written notice to the Company of such Indemnification Claim ("Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims; provided, however, that the failure to give a timely Notice of Claim to the Company shall not relieve the Company from any liability that it may have to the Purchaser Indemnified Parties hereunder to the extent that the Company is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Purchaser Indemnified Party as a result of such Indemnification Claim and the aggregate amount of all Indemnification Claims to date and a brief description of the facts giving rise to such Indemnification Claim. The Purchaser shall furnish to the Company such information (in reasonable detail) as the Purchaser may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                  (b) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Company shall have fifteen days (or such shorter period (but not less than ten days) if any answer or other response or filing with respect to the pleadings served by the third party is required prior to the fifteenth day) after the date of receipt by the Company of the Notice of Claim (the "Notice Date") to notify the Purchaser in writing of the election by the Company to defend the Third Party Claim on behalf of the Purchaser Indemnified Parties.

                  (c) If the Company elects to defend a Third Party Claim on behalf of the Purchaser Indemnified Parties, the Purchaser shall make available to the Company and its agents and representatives all records and other materials in the Purchaser's possession which are reasonably required in the defense of the Third Party Claim and the Company shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Purchaser or the Company).

                  (d) If the Company has assumed control of the defense, the Company may contest or settle the Third Party Claim on such terms as the Company may choose, provided, however, that the Company will not have the right, without the prior written consent of the Purchaser, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding
(ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of any Purchaser Indemnified Party, (iii) relates to any foreign federal, state or local tax matters, (iv) provides for injunctive relief, or other relief other than damages, which is binding on any Purchaser Indemnified Party, (v) does not fully release all Purchaser Indemnified Parties with respect to the relevant Third Party Claim or

(vi) has any res judicata or collateral estoppel effect that could be adverse to any Purchaser Indemnified Party.

                  (e) If the Company elects to defend a Third Party Claim, the Purchaser Indemnified Parties shall have the right to participate in the defense of the Third Party Claim, at the Purchaser Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement); provided, however, that the reasonable fees and expenses of counsel retained by the Purchaser Indemnified Parties shall be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Purchaser Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Purchaser Indemnified Parties and the Company and there may be legal defenses available to Purchaser Indemnified Parties which are different from or additional to those available to the Company; (C) within ten days after being advised by the Company of the identity of counsel to be retained to represent the Purchaser Indemnified Parties, the Purchaser Indemnified Party affected by such claim shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel reasonably satisfactory to the Purchaser Indemnified Party; or (iv) the Company shall authorize the Purchaser Indemnified Parties to retain separate counsel at the expense of the Company.

                  (f) If the Company elects to defend a Third Party Claim, and does not defend a Third Party Claim in good faith, the Purchaser Indemnified Parties shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim; provided, however, that such expenses shall be payable by the Company only if and when such Third Party Claim becomes payable.

                  (g) The Purchaser shall cooperate with the Company in the defense of Third Party Claims. Subject to the foregoing, (i) the Purchaser Indemnified Parties shall not have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) the Purchaser Indemnified Parties' defense of or participation in the defense of any Third Party Claim shall not in any way diminish or lessen the right to indemnification as provided in this Section 7.

      Section 8. Conditions to Company's Obligations at the Closing. The Company's obligation to complete the transactions contemplated by this Agreement shall be subject to the following conditions to the extent not waived by the
Company:

            8.1 Receipt of Payment. The Company shall have received payment from the Purchaser, by check or wire transfer, of immediately available funds in the full amount of $9,500,000.

            8.2 Consents and Approvals. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, the expiration or termination of the waiting period under the HSR Act) and other persons that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

            8.3 Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 5 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

      Section 9. Conditions to the Purchaser's Obligation at the Closing. The Purchaser's obligation to complete the transactions contemplated at Closing by this Agreement shall be subject to the following conditions to the extent not waived by the Purchaser:

            9.1 Delivery of Shares. The Company shall have delivered to the Purchaser stock certificates representing the Shares in accordance with the terms of Section 3.2.

            9.2 Warrants. The Company shall have executed and delivered Warrants to the Purchaser in accordance with the terms of Section 3.2.

            9.3 Consents and Approvals. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies and other persons that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

            9.4 Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 shall be true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) when made and as of the Closing Date or any other date, if a representation or warranty specifically refers to such other date, and the Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, or such other officers of the Company as agreed upon by the parties hereto, that each of such representations and warranties is true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that such party has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            9.5 Certificate as to Absence of Material Adverse Effect. The Purchaser shall have received a certificate signed by a duly authorized officer of the Company certifying that, since the date of the Company's most recent filing with the SEC, there have not been any changes in the assets, liabilities, financial condition or operations of the Company or its Subsidiary, except changes in the ordinary course of business that have not had and are not expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company or its Subsidiary.

            9.6 Waiver of Right of Investment. The Purchaser shall have received evidence that the Company has received written waivers pursuant to the Preferred Stock Purchase Agreement dated January 30, 1997, between the Company and the "Purchasers" listed on Schedule A thereto sufficient to waive all rights to invest under Section 7.5 thereof with respect to the transactions contemplated by this Agreement (including without limitation the issuance of the Shares, the Warrants and the Warrant Shares).

            9.7 Opinion of Counsel. Purchaser shall receive an opinion of Dorsey & Whitney LLP as to the matters set forth on Exhibit D.

            9.8 Closing Papers. The Purchaser shall have received the following, addressed to it and in form and substance reasonably satisfactory to it:

                  (a) certified copies of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the issuance of the Shares, the Warrants and each of the other agreements, instruments and transactions contemplated hereby, together with certified copies of the resolutions adopted by a committee of disinterested members of the Board of Directors approving the same and dated prior to the Effective Date;

                  (b) certified copies of the Articles of Incorporation and By-laws of each of the Company and its Subsidiary as in effect on the Closing Date; and

                  (c) a certificate of the Secretary of the Company dated the Closing Date, as to the incumbency and signatures of the officers executing this Agreement and all instruments executed pursuant hereto.

            9.9 Certain Agreements. The shareholders of the Company listed on Exhibit C shall have entered into letter agreements with the Purchaser substantially in the form of Exhibit C-1, which letters shall provide that such shareholders shall enter into agreements with Purchaser that provide that when Purchaser owns shares representing 12% or more of the voting power of the Company, they will not transfer "in block" any shares, warrants, options or convertible securities in the Company (except to their majority controlled financial investor affiliates) unless they have first offered the Purchaser the right to purchase such shares, warrants, options or convertible securities under terms and conditions no less favorable to the Purchaser than as proposed to be offered to any third party. For purposes of the preceding sentence, "in block" shall mean (1) shares, warrants, options or convertible securities representing 5% or more of the fully diluted voting power of the Company and (2) with respect to transferees who (prior to the proposed transfer) are 5% shareholders, shares, warrants, options or convertible securities representing the lower of 3% of the fully diluted voting power of the Company or that amount which would cause such transferee to hold more than 9% of the fully diluted voting power of the Company. The agreements shall also provide that if Purchaser sells or otherwise transfers shares of the Company such that its voting power represents less than 12% of the voting power of the Company or if the Purchaser is diluted such that its voting power represents less than 10% of the voting power of the Company, then such transfer restrictions shall be suspended. Fully diluted voting power shall have the meaning provided in Section 6.4.

      Section 10. Registration of the Shares; Compliance With the Securities
Act.

            10.1 Definitions. As used in this Section 10, the following terms shall have the following meanings:

                  (a) "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

                  (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  (c) "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, and compliance with applicable state securities laws.

                  (d) "Registrable Securities" shall mean (i) the Shares, (ii) the Warrant Shares, (iii) other shares of the Company purchased by Purchaser so long as Purchaser is deemed an affiliate of the Company and provided that such shares shall only be deemed Registrable Securities if they are included in a registration statement together with at least 33-1/3% of the Shares, and (iv) stock issued in respect of the stock referred to in (i), (ii) or (iii) as a result of a stock split, stock dividend, recapitalization or combination. Notwithstanding the foregoing, Registrable Securities shall not include otherwise Registrable Securities (i) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof or (iii) the registration rights associated with such securities have been terminated pursuant to Section 10.9 of this Agreement.

                  (e) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

            10.2 Requested Registration.

                  (a) If the Company shall receive from the Purchaser a written request that the Company effect any registration with respect to not less than 33-1/3% of the issued and outstanding Registrable Securities held by the Purchaser, the Company shall as soon as practicable use its reasonable best efforts to register (including, without limitation, the execution of an undertaking to file post-effective amendments and any other governmental requirements) all Registrable Securities which the Purchaser requests to be registered; provided, that the Company shall not be obligated to file a registration statement pursuant to this Section 10.2 (i) prior to two years from the Closing Date; (ii) within 12 months of a prior request under this Section 10.2; (iii) within 120 days following the effective date of any registered offering of the Company's securities to the general public in which the Purchaser shall have been able effectively to register all

Registrable Securities as to which registration shall have been requested by the Purchaser; (iv) in any registration having an aggregate offering price (before deduction of underwriting discounts and expenses of sale) of less than $7,500,000; or (v) after the Company has effected three such registrations pursuant to this Section 10.2; provided, however, that the Company shall be required to effect only one such registration to a transferee (other than an affiliated entity), after permitted transfer of this Agreement, pursuant to
Section 12.6.

                        The Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within 90 days after receipt of the request of the Purchaser, and shall use reasonable best efforts to have such registration statement promptly declared effective by the Commission whether or not all Registrable Securities requested to be registered can be included; provided, however, that if the Company shall furnish to the Purchaser a certificate signed by the President of the Company stating that in the good-faith judgment of the Board of Directors it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed within such 90-day period and it is therefore essential to defer the filing of such registration statement, the Company shall have an additional period of not more than 90 days after the expiration of the initial 90-day period within which to file such registration statement; provided, that during such time the Company may not file a registration statement for securities to be issued and sold for its own account.

                  (b) If the Purchaser intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request. In that event, if so requested in writing by the Company, the Purchaser shall negotiate with an underwriter selected by the Company with regard to the underwriting of such requested registration. The Company and the Purchaser shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 10.2, if the managing underwriter advises the Purchaser in writing that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise the Purchaser, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be reduced accordingly; provided, however, that securities to be included in such registration statement as a result of piggyback registration rights as well as any securities to be offered by the Company shall be excluded from the registration statement prior to the exclusion of any Registrable Securities held by the Purchaser.

            10.3 Piggyback Registration.

                  (a) If at any time or from time to time the Company shall determine to register any of its securities, for its own account or the account of any of its shareholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to an SEC Rule 145 transaction, a transaction relating solely to the sale of debt or convertible debt instruments or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will (i) give to the Purchaser written notice thereof as soon as practicable prior to filing the registration statement and (ii) include in such registration and in any underwriting involved therein all the Registrable Securities (except that only Shares and Warrant Shares may be included during the two years following the Closing) specified in a written request, made within 15 days after receipt of such written notice from the Company by the Purchaser, except as set forth in subsection 10.3(b).

                  (b) If the registration is for a registered public offering involving an underwriting, the Company shall so advise the Purchaser as a part of the written notice given pursuant to Section 10.3(a). In such event, the right of the Purchaser to registration pursuant to this Section 10.3 shall be conditioned upon the Purchaser's participation in such underwriting and the inclusion of the Purchaser's Registrable Securities in the underwriting. The Purchaser and the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 10.3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting.

            10.4 Expenses of Registration. All expenses incurred in connection with the registrations pursuant to Sections 10.2 and 10.3, including without limitation all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company and expenses of any special audits of the Company's financial statements incidental to or required by such registration, shall be borne by the Company, except that the Company shall not be required to pay underwriters' fees, discounts or commissions relating to Registrable Securities or fees of a separate legal counsel of the Purchaser.

            10.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Purchaser advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

                  (a) keep such registration pursuant to Sections 10.2 and 10.3 continuously effective for a period of 120 days, or, in each case, such reasonable period necessary to permit the Purchaser to complete the distribution described in the registration statement relating thereto, whichever first occurs;

                  (b) promptly prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act, and to keep such registration statement effective for that period of time specified in Section 10.5(a);

                  (c) furnish such number of prospectuses and other documents incident thereto as the Purchaser from time to time may reasonably request;

                  (d) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

                  (e) register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser or underwriter reasonably requires (except that the Company shall not be required to go register or qualify in any jurisdiction in which it would be required to execute a general consent to service of process), and keep such registration or qualification effective during the period set forth in Section 10.5(a);

                  (f) cause all Registrable Securities covered by such registrations to be listed on each securities exchange, including NASDAQ, on which similar securities issued by the Company are then listed;

                  (g) cause its accountants to issue to the underwriter, if any, comfort letters and updates thereof, in customary form and covering matters of the type customarily covered in such letters with respect to underwritten offerings;

                  (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Purchaser reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

                  (i) make available for inspection by Purchaser, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

                  (j) if the offering is underwritten, at the request of the Purchaser furnish (i) an opinion of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such registration statement has become effective under the Securities Act and that
(A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or other financial data contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters and
(ii) a letter from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

                  (k) notify the Purchaser at any time a prospectus covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

Notwithstanding any other provision of this Section 10, (i) the Company shall not be required to file a registration statement during any period that such filing is not permitted and (ii) the Purchaser shall suspend any sale of Registrable Securities at the request of the Company for a period not exceeding 90 days.

            10.6 Indemnification.

                  (a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Sections 10.2 or 10.3, the Company will indemnify and hold harmless the Purchaser, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls the Purchaser or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Purchaser, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse the Purchaser, each of its officers, directors and partners, and each person controlling the Purchaser, each such underwriter and each person who controls any such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by the Purchaser or underwriter specifically for use therein.

                  (b) The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company and each underwriter within the meaning of the Securities Act, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, partners, persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Purchaser specifically for use therein; provided, however, the total amount for which the Purchaser, its officers, directors and partners, and any person controlling the Purchaser, shall be liable under this Section 10.6(b) shall not in any event exceed the aggregate proceeds received by the Purchaser from the sale of Registrable Securities in such registration.

                  (c) Each party entitled to indemnification under this Section
10.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

                  (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreement entered into among the Purchaser, the Company and the underwriters in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Registrable Securities included in the public offering.

                  (e) If the indemnification provided for in this Section 10.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Purchaser shall be obligated to contribute pursuant to this Section 10.6(e) shall be limited to an amount equal to the proceeds to the Purchaser of the Restricted Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Purchaser has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Restricted Securities).

                  (f) The indemnification provided by this Section 10.6 shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any Person entitled to indemnification hereunder and the expiration or termination of this Agreement.

            10.7 Lockup Agreement. The Purchaser agrees in connection with any registration of the Company's securities (whether or not the Purchaser is participating in such registration), upon the request of the Company and the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as the Company and the underwriters may reasonably specify.

            10.8 Information by the Purchaser. The Purchaser included in any registration shall promptly furnish to the Company such information regarding the Purchaser and the distribution proposed by the Purchaser as the Company may request in writing and as shall be required in connection with any registration referred to herein.

            10.9 Termination of Rights.

                  (a) The rights of the Purchaser to cause the Company to register securities under Sections 10.2 or 10.3 shall terminate at such time as the Purchaser is able to dispose of all of its Registrable Securities in one three-month period pursuant to the provisions of Rule 144.

                  (b) Notwithstanding the provisions of Section 10.9(a), all rights of the Purchaser under this Agreement shall terminate at 5:00 P.M. Central time on the date five years after the Closing Date.

            10.10 Covenants Relating to Rule 144. The Company will file reports in compliance with the Securities Exchange Act of 1934, as amended, and comply with all rules and regulations of the Commission applicable to the use of Rule 144.

      Section 11. Notices.

      All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

                  if to the Company, to:

                       Diametrics Medical, Inc.
                       2658 Patton Road
                       St. Paul Minnesota 55113
                       Attention: David T. Giddings, Chairman, CEO and President
                       Phone: (612) 639-8035
                       Fax: (612) 638-1197

                  with a copy to:

                       Dorsey & Whitney LLP
                       220 South 6th Street
                       Minneapolis, Minnesota 55402
                       Attention: Kenneth Cutler, Esq.
                       Phone: (612) 340-2740
                       Fax: (612) 340-8738

                  if to the Purchaser, to:

                       Hewlett-Packard Company
                       3000 Hanover Street
                       Mail Stop 20 BT
                       Palo Alto, California 94304
                       Attention: Director, Corporate Development
                       Phone: (650) 857-1501
                       Fax: (650) 852-8342

                  with a copy to:

                       Hewlett-Packard Company
                       3000 Hanover Street
                       Mail Stop BQ
                       Palo Alto, California 94304
                       Attention: General Counsel
                       Phone: (650) 857-1501
                       Fax: (650) 857-4392

Any change of an address set forth in this Section 11 may be accomplished by means of a notice sent in accordance with the terms of this Section 11.

      Section 12. Miscellaneous.

            12.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser.

            12.2 Sections; Headings; Dollar Amounts. Unless otherwise specified, all references in this Agreement to "Sections" shall be to Sections of this Agreement. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All currency referred to herein shall be in U.S. dollars.

            12.3 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota as applied to contracts entered into and performed entirely in Minnesota by Minnesota residents, without regard to conflicts of law principles.

            12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile shall be the same as delivery of an original counterpart.

            12.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, that only the rights with respect to Section 10 may be assigned as an entirety only to the transferee of the Shares, the Warrants and the Warrant Shares. Without limiting the foregoing, the Purchaser shall have the right to assign prior to Closing the right to purchase the Shares and Warrants to an affiliated entity.

            12.7 Entire Agreement. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

            12.8 Payment Of Fees and Expenses. Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                     DIAMETRICS MEDICAL, INC.


                                     By /s/ David T. Giddings
                                        ----------------------------------------
                                            Name: David T. Giddings
                                            Title: Chairman, President and Chief
                                            Executive Officer


                                     HEWLETT-PACKARD COMPANY


                                     By /s/ John B. Whelen
                                        ----------------------------------------
                                            Name: John B. Whelen
                                            Title: Business Development Manager